Exhibit 99.1

Media Contact	Investor Contact
Ed Steadham, 203-578-2287	Terry Mangan 203-578-2318
esteadham@websterbank.com	tmangan@websterbank.com

WEBSTER BANK ANNOUNCES RESULTS OF FIXED PRICE CASH TENDER

OFFER FOR 5.875% SUBORDINATED NOTES DUE 2013

WATERBURY, Conn., March 19, 2009 – Webster Bank, N.A., the wholly owned subsidiary of Webster Financial Corporation (NYSE: WBS), announced today that it has accepted for purchase $22,520,000 of the principal amount of its outstanding 5.875% Subordinated Notes due 2013 (CUSIP No. 94768NAF1) that were validly tendered pursuant to its previously announced fixed price cash tender offer for such notes. The tender offer expired at 5:00 p.m., Eastern Daylight Time, on Wednesday, March 18, 2009. Payment for the notes purchased pursuant to the tender offer is expected to be made on Friday, March 20, 2009. The aggregate consideration for the Notes accepted for payment, including accrued and unpaid interest is $18,254,884.

The tender offer was made pursuant to the Offer to Purchase and the related Letter of Transmittal dated March 10, 2009.

This press release is neither an offer to purchase nor a solicitation to buy any of these notes, nor is it a solicitation for acceptance of the tender offer.

J.P. Morgan Securities Inc. acted as the dealer manager for the tender offer.

Forward-looking statements

This press release may contain forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from management expectations, projections and estimates. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of our loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Some of these and other factors are discussed in the annual and quarterly reports of Webster

Financial Corporation, our parent financial holding company, previously filed with the Securities and Exchange Commission. Such developments, or any combination thereof, could have an adverse impact on our financial position and results of operations. Except as required by law, we do not undertake to update any such forward looking statements.

Webster Financial Corporation (“Webster”) is the holding company for Webster Bank, National Association. With $17.6 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 492 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Conn., and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websteronline.com.

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